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IMMEDIATE RELEASE

Safeway Inc.

5918 Stoneridge Mall Road

Pleasanton, CA 94588-3229

Safeway Announces Major Corporate Governance

Enhancements

Commits to Name New Independent Directors and

Elects Lead Independent Director

PLEASANTON, Calif. — May 3, 2004 — Safeway Inc. (NYSE: SWY) today announced actions by its Board of Directors to further strengthen its corporate governance, including a commitment to name three new independent directors, and the election of Paul Hazen, a current Board member, as Lead Independent Director. The Company also announced its commitment to expense stock options in 2005.

“Excellence in governance and superior financial performance go hand in hand, and these steps support Safeway’s efforts to improve shareholder returns,” said Steve Burd, Safeway’s Chairman, President and Chief Executive Officer.

“Our decisions grew out of a comprehensive and ongoing review process that the Board set in motion more than a year ago and they reflect our recent dialogue with investors,” said Mr. Hazen. “Our goal is to make this Board even stronger and more responsive to shareholders.”

Among the actions taken by the Board are:

•	A commitment to appoint two new independent directors as soon as practicable. George R. Roberts and James H. Greene, Jr., who have served on the Board for nearly 20 years and are partners of Kohlberg Kravis Roberts & Co., will leave the Safeway Board as soon as appropriate replacements are selected. A search for Board candidates will be undertaken immediately. The Nominating and Corporate Governance Committee of the Board will consider input from large shareholders according to its policy enacted in March, review each potential candidate and make recommendations to the Board for approval.

•	A commitment by the Board to appoint another new independent director by the end of this year to replace current Board member Hector Ley Lopez. When that appointment is completed, eight of Safeway’s nine directors will be independent.

•	The election of Paul Hazen as Lead Independent Director, with powers designed to create a balance with the Chairman and Chief Executive Officer. His duties as Lead Independent Director will include serving as the liaison between the Chair and the other independent directors, approving the agendas and other information sent to the Board, and calling meetings of independent directors. Mr. Hazen has been on the Safeway Board since 1990. He retired in 2001 as Chairman of Wells Fargo & Co. and now serves as Deputy Chairman of Vodafone PLC, as well as serving on other boards.

•	The Company also announced its commitment to expense stock options in 2005. The Company’s stockholders voted in favor of expensing stock options at last year’s annual meeting.

Further corporate governance enhancements the Board announced today include setting limits on the number of public company boards upon which directors may serve; establishing a mandatory retirement age of 72 for directors; committing to set minimum share ownership guidelines for directors and executive officers; amending the Company’s stock option plan to expressly prohibit the repricing of stock options without stockholder approval; expressly eliminating loans to all officers for exercising stock options; and requiring directors to submit a letter of resignation for the Board’s consideration if they change their primary employment.

The Board also stated that it would name a new independent director to succeed William Tauscher as Chair of the Board’s Executive Compensation Committee. And it stated that Robert MacDonnell will no longer serve on the Audit Committee, effective immediately. Both Messrs. Tauscher and MacDonnell will remain on the Board as independent directors.

“With these important steps, Safeway has now implemented all stockholder proposals that have received a majority vote at annual meetings of the Company,” said Mr. Burd.

Mr. Burd added, “Our strategies aim for sector-leading performance and increasing shareholder value. We continue to focus on creating a differentiated retail offering, legendary service levels, enhanced stores, and a cost structure that’s competitive in our changing environment.”

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such

statements relate to, among other things, estimates of earnings, operating improvements, cost reductions and are indicated by words or phrases such as “expects,” “estimate,” “aim” and similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, results of our programs to reduce costs, increase sales and improve capital management, labor conditions, unanticipated events or changes in future operating results, financial condition or business over time, or unfavorable legislative, regulatory or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in Safeway’s most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

-end-

Contacts:

Safeway Inc.

Media:

Brian Dowling, 925-467-3787

Investors:

Julie Hong, 925-467-3832